Exhibit 10.4

EXELIXIS, INC.
POLICY FOR RECOUPMENT OF VARIABLE COMPENSATION

(Adopted February 28, 2019)
1.     INTRODUCTION

The Board of Directors (the “Board”) of Exelixis, Inc. (the “Company”) has determined that it is in the best interests of the Company to adopt a policy (the “Policy”) providing for the Company’s recoupment of certain Variable Compensation (as defined below) paid to Covered Officers (as defined below) of the Company under certain circumstances. The Board may delegate determinations to be made under the Policy to the Compensation Committee of the Board (the “Compensation Committee”), and the Board and the Compensation Committee are collectively referred to in this Policy as the “Board.”

This Policy shall be administered by the Board and, except as specifically provided herein, the Board shall have full and final authority to make any and all determinations required under this Policy. Any determination by the Board with respect to this Policy shall be final, conclusive and binding on all interested parties. The Board may amend or terminate this Policy at any time.

This Policy may be revised upon the adoption of federal regulations implementing the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

2.     EFFECTIVE DATE

This Policy shall apply to all Variable Compensation granted or awarded on or after the date of adoption of this Policy, as and to the extent permitted by applicable law. For clarity, this Policy shall not apply to Variable Compensation granted before but vested after the date of adoption of this Policy.

3.     DEFINITIONS

For purposes of this Policy, the following terms shall have the meanings set forth below:

“Covered Officer” shall mean a current or former employee of the Company with the title of Vice President or above.

“Variable Compensation” shall mean all forms of compensation except base salary, including, but not limited to, annual cash incentive compensation and all forms of equity-based compensation.

“Material Harm” shall mean material harm to the Company’s business, as determined by the Board in its sole discretion. For clarity, Material Harm includes, but is not limited to, the Company being required to prepare an accounting restatement for any fiscal quarter or year commencing after the adoption of this Policy due to the material noncompliance of the Company with any financial reporting requirement (which, for purposes of this Policy shall be deemed Material Harm at the time of the Company’s initial restatement announcement).

“Misconduct” shall mean a knowing violation of Securities and Exchange Commission rules or regulations or Company policy or the willful commission of an act of fraud, dishonesty or gross recklessness in the performance or disregard of a person’s duties.

“Recoverable Variable Compensation” shall mean Variable Compensation granted or paid to a Covered Officer during each fiscal year in which such Covered Officer’s Misconduct occurred. For clarity, Variable Compensation granted during the fiscal year in which such Covered Officer’s Misconduct occurred but scheduled to vest in a future year shall be recoverable.

“Triggering Event” shall mean a Covered Officer’s Misconduct, as determined by the Board in its sole discretion, (i) contributed to the occurrence of actual Material Harm or (ii) could reasonably be expected to result in Material Harm. For clarity, a Triggering Event may occur even if the Misconduct did not result in actual Material Harm (which, for purposes of this Policy shall be deemed Material Harm on the date the Board is notified of a Covered Officer’s Misconduct).

4.     RECOUPMENT

a.    Recoupment Generally. Pursuant to the provisions of this Policy, if there is a Triggering Event, the Company may, at the discretion of the Board, seek recoupment of up to the full amount of the Recoverable Variable Compensation.

b.    Recoupment Deadline. The deadline for seeking recoupment of Recoverable Variable Compensation from a Covered Officer pursuant to the provisions of this Policy is three years following the Material Harm that contributed to the Triggering Event.

c.    Additional Amounts Subject to Recoupment. The Board may also recoup any gains the Covered Officer realized with respect to the sale of shares of the Company’s common stock received pursuant to Recoverable Variable Compensation in the form of equity-based awards, including stock options and restricted stock units, in an amount determined by the Board in its discretion.

d.    Sources of Recoupment. To the extent permitted by applicable law, the Board, in its discretion, may seek recoupment from a Covered Officer from any of the following sources: direct repayment of Recoverable Variable Compensation payments; future payments of other Variable Compensation; cancellation of outstanding Recoverable Variable Compensation or other Variable Compensation. To the extent permitted by applicable law, the Company may also offset the recoupment amount owed to the Company against any compensation or other amounts owed by the Company to the Covered Officer.

e.    Board Discretion Generally. In exercising its business judgment under this Policy, the Board may consider whether asserting a claim against the Covered Officer may violate applicable law or prejudice the Company’s interests in any way, including in a proceeding or investigation, and any other factors it deems relevant to the determination. In determining whether to seek recovery and the amount of recoupment, if any, the Board may consider the seriousness of the Misconduct and whether the Covered Officer was unjustly enriched. If an amount repaid to the Company under this Policy will not be fully deductible by a Covered Officer, the Board may, in its discretion, also reduce the amount to be repaid by the amount determined by the Board to reasonably take into account the adverse tax consequences of such repayment to the Covered Officer.

f.    Board Discretion Regarding Determination of Misconduct and Material Harm. Determinations of whether and when Misconduct has occurred shall be made by the Board in its sole and absolute discretion independently of management, and the Board shall not be bound by determinations by management that a Covered Officer has or has not met any particular standard of conduct under law or Company policy. The determination of whether Misconduct and/or Material Harm has occurred shall be made following appropriate investigation and, to the extent practicable, within a reasonable time following the occurrence of Material Harm; provided, however, that, in the event of any litigation, pre-suit demand, government investigation or similar proceeding relating to such Misconduct and/or Material Harm, the determination of Misconduct and/or Material Harm shall be deferred until such time as the Board determines to be appropriate.

5.    SEVERABILITY

If any provision of this Policy or the application of any such provision to any Covered Officer shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

6.    NO IMPAIRMENT OF OTHER REMEDIES

This Policy does not preclude the Company from taking any other action to enforce a Covered Officer’s obligations to the Company, including termination of employment, institution of civil proceedings, or reporting of the Misconduct to appropriate government authorities. This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer.

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